PROMISSORY NOTE

$200,000          July 15, 1996

      FOR VALUE RECEIVED, without grace, in the manner, on the dates, and in the amounts stipulated, the undersigned,

                       ASIAN HARVEST DEVELOPMENTS LIMITED

PROMISES TO PAY TO THE ORDER OF

                       INDUSTRIAL DATA SYSTEMS CORPORATION

the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) in lawful money of the United States of America, and to pay interest on the unpaid sum from the date of the Note until maturity at the rate of 0.0% per annum, payable as stipulated.

      This Note is payable as follows:

            Principal is due on or before February 15, 1997.

      It is agreed that time is of the essence of this agreement, and that in the event of default in the payment when due, the holder of this Note may declare the entirety of the Note immediately due and payable without notice, and failure to exercise this option shall not constitute a waiver on the part of the holder of the right to exercise it at any other time.

      This Note was made in consideration for the sale of shares in connection with that certain Subscription Agreement dated July 10, 1996, between Maker and Industrial Data Systems Corporation. If Maker defaults in payment, then the Shares purchased shall be returned.

      The undersigned hereby agrees to pay all expenses incurred, including an additional 10% on the amount of principal and interest due as attorney's fees, all of which shall become a part of the principal, if this Note is placed in the hands of an attorney for collection, or if collected by suit or through any probate, bankruptcy or any other legal proceedings.

      Each maker, surety and endorser waives demand, grace, notice, presentment for payment, and protest and agrees and consents that this Note and the liens securing its

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payment, may be renewed, and the time of payment extended without notice, and without releasing any of the parties.

                                    ASIAN HARVEST DEVELOPMENTS LIMITED

                                    By